EXHIBIT 99

MEDIA CONTACTS:

BancWest Corporation:		Community First Bankshares, Inc.:		Union Safe Deposit Bank:
Gerry Keir John Stafford	(808) 525-7086 (925) 942-8370	Jeff Wilhoit Carol Renner	(312) 640-6757 (701) 298-5709	Steve Stevenson or	(209) 946-5097 (209) 969-1045

SHAREHOLDER & ANALYST CONTACTS:

Community First Bankshares, Inc.
Jeff Wilhoit	(312) 640-6757
Carol Renner	(701) 298-5709

BANCWEST CORPORATION COMPLETES ACQUISITIONS
OF COMMUNITY FIRST BANKSHARES AND USDB BANCORP
Acquisitions Make BancWest 7th-Largest Western Bank Holding Company

     (HONOLULU, SAN FRANCISCO and FARGO, N.D., November 1, 2004) – BancWest Corporation announced today that it has completed two acquisitions that expand its operations into 10 additional states and increase its presence in California’s Central Valley. The transactions make BancWest the seventh-largest bank holding company in the Western United States.

     BancWest completed acquisition of:

•	Community First Bankshares, Inc. (Nasdaq: CFBX), parent company of Community First National Bank and Community First Insurance, Inc., and

•	USDB Bancorp, parent company of Union Safe Deposit Bank.

     BancWest, a subsidiary of BNP Paribas, is a bank holding company whose principal subsidiaries are Bank of the West and First Hawaiian Bank. Branches of Community First National Bank and Union Safe Deposit Bank will be fully integrated into Bank of the West. BancWest anticipates that Community First will be merged into Bank of the West in December and Union Safe Deposit Bank will be merged into Bank of the West in January.

(more)

BancWest Corporation Completes Acquisition
of Community First Bankshares and USDB Bancorp

     The transactions will introduce the Bank of the West “bear” brand into 10 new states — Arizona, Colorado, Iowa, Minnesota, Nebraska, North Dakota, South Dakota, Utah, Wisconsin and Wyoming – and add to the bank’s presence in San Joaquin and Stanislaus Counties in California’s Central Valley. Following the acquisitions, BancWest will have approximately $49 billion in assets and more than 530 branches in 17 Western and Midwestern states, Guam and Saipan.

     “Although the signs on the door will change, Community First and Union Safe Deposit customers will receive the same personal service that they’re used to, because that’s been a Bank of the West tradition for 130 years,” said Don J. McGrath, President of BancWest and Chief Executive officer of Bank of the West.

     “These acquisitions make BancWest one of the premier financial services franchises in the Western United States. These are two complementary banks that fit in well with BancWest both strategically and financially,” said Walter A. Dods, Jr. Chairman and Chief Executive Officer of BancWest.

Community First Bankshares, Inc.

     In March, BancWest Corporation agreed to acquire Community First Bankshares, Inc., by paying $32.25 in cash for each share of Community First common stock. Nearly 97 percent of Community First shareholder votes cast on June 30 favored the $1.2-billion transaction.

     As of September 30, 2004, Community First Bankshares had total assets of $5.5 billion, deposits of $4.4 billion and net loans of $3.4 billion. Its Community First National Bank subsidiary operates 156 branches in 12 states in the Southwest, Rocky Mountains, Great Plains and east to the Great Lakes.

     Following the acquisition of Community First, the common stock of Community First and the 8.125% Cumulative Capital Securities of CFB Capital III and the 7.60% Cumulative Capital Securities of CFB Capital IV will be deregistered and will no longer be listed on Nasdaq.

USDB Bancorp

     In April, BancWest announced an agreement to acquire USDB, which is headquartered in Stockton, California, and operates 19 Union Safe Deposit Bank branches in San Joaquin and Stanislaus Counties. As of September 30, 2004, USDB had total assets of $1.2 billion, deposits of $0.9 billion and net loans of $0.7 billion.

(more)

BancWest Corporation Completes Acquisition
of Community First Bankshares and USDB Bancorp

About Bank of the West

     Bank of the West (www.bankofthewest.com), with $31.7 billion in assets as of September 30, 2004, has 297 branches in California, Oregon, New Mexico, Nevada, Washington state and Idaho. Founded in San Jose in 1874 as Farmers National Gold Bank, Bank of the West is the third-largest commercial bank headquartered in California.

About BancWest Corporation

     BancWest Corporation (www.bancwestcorp.com) is a bank holding company which had assets of $41.4 billion as of September 30, 2004. It is headquartered in Honolulu, Hawaii, with an administrative headquarters in San Francisco, California. Besides Bank of the West, BancWest’s other principal subsidiary is First Hawaiian Bank (56 branches in Hawaii, three in Guam and two in Saipan). BancWest is a wholly owned subsidiary of BNP Paribas, an international financial services group with a strong market share in Europe, significant positions in Asia and an active presence in the United States. It is the leading bank in the Euro zone in terms of net income. BNP Paribas has one of the largest international banking networks, present in over 85 countries with 89,100 employees.

About Community First Bankshares, Inc.

     Community First Bankshares, Inc (www.communityfirst.com), is a bank holding company that operates Community First National Bank, which has 156 branches in 12 states — Arizona, California, Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. Community First also owns insurance agencies in 56 locations operated through Community First Insurance, Inc.

About USDB Bancorp.

     USDB Bancorp (www.unionsafe.com) is a bank holding company that operates Union Safe Deposit Bank, which has 19 branches in San Joaquin and Stanislaus Counties in the Central Valley of California. It was founded in 1897 and provides a full array of banking products and services to individual and businesses. The bank also provides financial management services, including retirement planning, personal investing and personal trust services.

# # #

     This release contains forward-looking statements, including statements regarding the Community First and USDB Bancorp transactions and the combined company after the transactions are completed. Such statements reflect management’s best judgment as of this date, but they involve risks and uncertainties that could cause actual results to differ materially from those presented. Factors that could cause such differences include, without limitation, (1) the possibility of customer or employee attrition following the transactions; (2) failure to fully realize expected cost savings from the transactions; (3) lower than expected revenues following the transactions; (4) problems or delays in bringing together the companies; (5) the possibility of adverse changes in global, national or local economic or monetary conditions, (6) competition and change in the financial services business, and (7) other factors described in BancWest’s recent filings with the Securities and Exchange Commission. Readers should carefully consider those risks and uncertainties in reading this release. Except as otherwise required by law, BancWest, USDB Bancorp and Community First Bankshares disclaim any obligation to update any forward-looking statements included herein to reflect future events or developments.

# # #